Exhibit 10.2

MAKO Surgical Corp.

2011 LEADERSHIP CASH BONUS PLAN

Purpose of the Plan:

The MAKO Surgical Corp. 2011 Leadership Cash Bonus Plan is designed to attract, retain and motivate management-level employees by providing meaningful annual cash incentives.  Capitalized terms set forth herein are defined in the “Definitions” section below. Participants under this Plan are not eligible for awards under the MAKO Surgical Corp. 2011 Employee Cash Bonus Plan.

Administration:

The Committee shall administer and interpret this Plan. The Committee shall also have the sole authority to establish such rules and regulations, not inconsistent with the provisions of this Plan, as it deems necessary or desirable for the proper administration of the Plan and shall make such determinations and interpretations under and in connection with this Plan as it deems necessary or desirable, including without limitation the determination of the Distribution Date and the Scorecard Percentage, Target Bonus Percentages and Baseline Percentages to be used to calculate Bonuses for the Plan Year.

This Plan, and all such rules, regulations, determinations and interpretations of the Committee, shall be binding on the Company and all Participants and upon their legal representatives, heirs, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them.

Participants:

Each active, full-time management-level employee of the Company, in good standing, as determined by the Committee, on the Measurement Date (except as specifically provided below under the caption, “Termination of Employment; Death; Disability”) whose Employment Start Date preceded October 1 of the Plan Year may participate in this Plan. The Committee, in its discretion, will determine, on a case-by-case basis, the eligibility of management-level employees to participate in this Plan who are hired during the fourth quarter of the Plan Year.

Determination of Bonus Awards:

After the Measurement Date, the Committee will review the Scorecard to determine, for purposes of awarding Bonuses under this Plan, whether the Company attained the minimum Scorecard requirements, if any, as set forth in the Scorecard.

If the Company has attained the minimum Scorecard requirements, if any, for the Plan Year, a Bonus shall be awarded to each Participant. The amount of the Bonus shall be calculated by multiplying that Participant’s Baseline Percentage by the applicable Scorecard Percentage, the result of which is the Participant’s Actual Bonus Percentage.

If the Participant’s date of hire is during the Plan Year, then the Participant’s Actual Bonus Percentage shall be prorated for the portion of the Plan Year that the Participant has been employed. The amount of the Bonus to be awarded to each Participant shall be calculated by multiplying that Participant’s Base Salary by the applicable Actual Bonus Percentage.

Changes in Participant’s Baseline Percentage:

If a Participant moves to a higher Baseline Percentage level during the Plan Year, that Participant’s Baseline Percentage will be reset at the higher level for the entire Plan Year. If a Participant moves to a lower Baseline Percentage level during the Plan Year, that Participant’s Baseline Percentage will be reset at the lower level for the entire Plan Year.

Termination of Employment; Death; Disability:

No Bonus will be paid to any individual who is not a Participant on both the Measurement Date and the Distribution Date, except if due to death or disability, unless otherwise specifically agreed by the Board or the Committee.

Any Participant who dies or becomes Permanently Disabled during the Plan Year will be paid a Bonus (if and to the extent awarded under this Plan) based upon the actual Base Salary paid to the Participant from the beginning of the Plan Year through the date of retirement, death or Permanent Disability. Any such Bonus will be paid on the Distribution Date.

Payment of Bonus Awards:	Bonus awards for the Plan Year will be paid in cash to a Participant (or to his or her beneficiary, in the event of death) on the Distribution Date, which will occur on or before March 15, 2012.

Except in the event of death, no benefit payable under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant.

Absence of Liability:	A member of the Board or the Committee or any officer of the Company shall not be liable for any act or inaction hereunder, whether of commission or omission.
Funding of Plan:

The Company shall not be required to fund or otherwise segregate any cash or any other assets that may at any time be paid to Participants under this Plan. This Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provision of this Plan, be deemed to be a trustee of any property, and any rights of a Participant or former Participant shall be limited to those of a general unsecured creditor.

Withholding:

The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any withholding obligations it may have under federal, state or local income or other tax laws. The Company shall have no liability for any tax imposed on a Participant as a result of amounts paid or payable to the Participant under this Plan.

Amendment, Suspension or Termination of Plan:

In the sole discretion of the Committee or the Board, this Plan, or any of its provisions, may from time to time be amended, suspended or terminated in whole or in part, and if suspended or terminated, may be reinstated.

No Right to Bonus or Continued Employment:

Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder, nor any action of the Company, the Board or the Committee in respect of this Plan, shall be held or construed to confer upon any person any legal right to receive, or any interest in, a Bonus under this Plan, or any legal right to be continued in the employ of the Company or of any Company subsidiary or affiliate. The Company expressly reserves any and all rights to discharge a Participant in its sole discretion, without liability to any person, entity or governing body under this Plan or otherwise.

Disqualification of the Plan Participant:

A Plan Participant may be disqualified from the Plan for any wrongful act, falsification of records, manipulation of accounts, violation of policy or procedure, including without limitation, material non-compliance with the Company’s Business Conduct Standards, or other misconduct that, in the sole discretion of the Company’s Executive Management’s compliance Committee, is sufficient reason for disqualification.

Successors and Assigns:	This Plan shall be binding upon the Company’s successors and assigns.
Governing Law:

All questions pertaining to the construction, regulation, validity and effect of the provisions of this Plan shall be determined in accordance with the laws of the State of Florida without regard to its conflict of law provisions.

Headings and Captions:	The headings and captions of sections of this Plan are for convenience of reference only and are not intended to qualify the meaning of any section.
Definitions:	“Actual Bonus Percentage” means, for a Participant for the Plan Year, the percentage derived by multiplying the applicable Baseline Percentage by the Scorecard Percentage.
“Baseline Percentage” means, for the Plan Year, the percentage allocated to each Management Level if the Company were to attain 100% of the performance goals set forth in the Scorecard.

“Base Salary” for any Participant means the annual base salary as of the Measurement Date, prorated for the number of business days that the Participant actually worked during the Plan Year. Base Salary does not include any expense reimbursements, relocation payments, other incentive or variable compensation or bonuses or similar one-time or extraordinary payments.

“Board” means the Company’s Board of Directors.
“Bonus” means a Participant’s actual bonus awarded, or to be awarded, for the Plan Year.
“Committee” means the Compensation Committee of the Board.
“Company” or “MAKO” means MAKO Surgical Corp. or any subsidiary designated by the Committee as participating in and subject to this Plan.
“Distribution Date” refers to the date on which Bonus awards are paid out to each Participant.
“Employment Start Date” means the first business day on which a Participant is a regular employee of the Company in accordance with the Company’s payroll.

“Management Level” refers to the Company’s tiered management levels consisting of Level A Executives (A1: Chief Executive Officer; Level A2: Chief Financial Officer; Level A3: Senior Vice Presidents); Level B – Vice Presidents; Level C – Senior Directors; Level D – Directors; Level E – Senior Managers; Level F - Managers; and other positions with equivalent authority and decision-making ability at each such level.  Each Participant shall have a Management Level designated on file with the Company’s Human Resources Department.

“Measurement Date” means December 31, 2011.
“Permanent Disability” means that a Participant has become permanently disabled under any policy of disability income insurance then in force covering Company employees.
“Plan” means this MAKO Surgical Corp. 2011 Leadership Cash Bonus Plan.
“Plan Year” means the calendar year beginning January 1, 2011 and ending December 31, 2011.

“Scorecard” refers to the Company’s 2011 Metrics Scorecard that was adopted by the Board for purposes of determining whether and to what extent the defined business objectives of the Company were attained during 2011 and that was approved by the Committee for purposes of determining compensation matters.

“Scorecard Percentage” refers to the total points that the Company attained for the Plan Year, as set forth in the Scorecard.

Approved by the Committee as of February 3, 2011.